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                                                                    EXHIBIT 11.1

                            CENTURY ALUMINUM COMPANY

    STATEMENT RE: CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997       1996       1995
                                                              -------    -------    -------
Basic:
  Net income................................................  $ 1,068    $16,504    $59,280
  Weighted average common shares outstanding................   20,000     20,780     23,120
                                                              -------    -------    -------
  Earnings per common share.................................  $  0.05    $  0.79    $  2.56
                                                              =======    =======    =======
Diluted:
  Net income................................................  $ 1,068    $16,504    $59,280
  Weighted average common shares outstanding, assuming
     dilution...............................................   20,241     20,876     23,120
                                                              -------    -------    -------
  Diluted earnings per common share.........................  $  0.05    $  0.79    $  2.56
                                                              =======    =======    =======
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